EXHIBIT 99.1

DIGITAL ALLY CLOSES ON $1.5 MILLION CREDIT FACILITY

UNSECURED FACILITY ALLOWS COMPANY TO REPAY PREVIOUS BANK AND PROVIDES FINANCIAL FLEXIBILITY GOING FORWARD

OVERLAND PARK, Kansas – June 3, 2011 - Digital Ally, Inc. (NASDAQ:DGLY - News), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced that it has closed on the previously announced $1.5 million unsecured credit facility with a private third-party lender.

Definitive loan documents were signed on May 31, 2011, and the loan has funded.  The outstanding balance under the Company’s line of credit with its previous bank has been repaid.  The Company is in the process of placing outstanding international letters of credit totaling $211,000 with a new bank.  Once the letters of credit have been placed, the credit facility with the Company’s previous bank will be fully retired.

Borrowings under the new credit facility will bear interest at an 8% annual rate, the Company will pay only interest on a monthly basis, and the loan will be due and payable on the first anniversary of the date of the closing.  The Company has granted the lender a warrant to purchase up to 300,000 of DGLY common stock at an exercise price of $1.50 per share for a period that expires 30 months after the date of issuance. Digital Ally may prepay the loan at any time, plus accrued interest, without penalty.

"We are very pleased to announce the funding of the new credit facility in accordance with the previously announced timeline," commented Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. "The new loan allowed us to retire all outstanding borrowings under our previous bank line of credit.  Further, the loan is unsecured and can be subordinated to future borrowings, which will allow us to develop relationships with other banks and financial institutions.”

“We consider the financial flexibility provided under the new credit facility very important, as it will allow us to access additional working capital for the growth of our business,” concluded Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company's primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol "DGLY."

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to increase revenues, regain profitability and generate positive cash flow in 2011 in the current economic environment; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company's disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words "believes," "expects," "anticipates," "intends," "estimates," "plans," "projects," "should," or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three months ended March 31, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross
CEO
(913) 814-7774

or

RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
Email: info@rjfalkner.com